Exhibit 23.2

CONSENT OF WRIGHT & COMPANY, INC.

As independent oil and gas consultants, Wright & Company, Inc. hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-59647, 33-96463, 333-82274, 33-96465, 33-82304 and 333-103455) and Form S-3 (File No. 333-110193) of Penn Virginia Corporation of information from our reserve report dated March 4, 2004, entitled “Evaluation of Proved Reserves to the Interests of Penn Virginia Oil & Gas Corporation eastern and Gulf Coast Divisions Pursuant to the Requirements of the Securities and Exchange Commission Effective January 1, 2004” and all references to our firm included in or made a part of the Penn Virginia Corporation Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about March 11, 2004.

WRIGHT AND COMPANY, INC.

Houston, Texas

March 10, 2004`